EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-75344), Form S-8 (No. 333-97435), Form S-8 (No. 333-108373), Form S-8 (No. 333-124465), Form S-8 (No. 333-124466), Form S-8 (No. 333-128534), and Form S-8 (No. 333-128536) of MedicalCV, Inc. of our report dated July 8, 2005, except as to Notes 3, 12 and 15 (not presented in the financial statements) for which the date is March 10, 2006 and Note 15 for which the date is June 5, 2006, relating to the financial statements which appear in this Form 10-KSB.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 20, 2006